Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH QUARTER 2013 FINANCIAL RESULTS
Iowa City, Iowa, January 23, 2014 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three months and year ended December 31, 2013. Net income for the fourth quarter of 2013 was consistent with the fourth quarter of 2012, at $4.4 million. Diluted earnings per share were $0.52 for the fourth quarter of 2013, compared with $0.51 for the fourth quarter of 2012.
Earnings comparisons between the fourth quarter of 2013 and the same period in 2012 were driven primarily by:

•	a decrease of 5.9% in noninterest expense; and

•	a 1.1% increase in net interest income; partially offset by

•	a 21.3% decrease in noninterest income, mainly due to a $0.7 million decrease in mortgage origination and loan servicing fees in the fourth quarter of 2013.
Net income for the year ended December 31, 2013 was $18.6 million, which represents a $2.1 million, or 12.5%, increase compared to $16.5 million of net income for the same period of 2012, with diluted earnings per share of $2.18 and $1.94 for the comparative full-year periods, respectively. The increase in net income was due primarily to lower noninterest expense, mainly due to the expense related to the termination and liquidation of the Company's defined benefit pension plan in 2012, offset in part by decreased noninterest income, mainly due to the gain on the sale of the Home Mortgage Center location in 2012. After excluding the $6.1 million pension liquidation expense and the $4.0 million gain on the sale of the Company's Home Mortgage Center, adjusted diluted earnings per share for the year ended December 31, 2012 were $2.10.
“Although not our highest earning quarter of the year, the fourth quarter was nevertheless a solid one for our company,” stated President and Chief Executive Officer, Charles N. Funk. “Diluted earnings per share of $2.18 for full-year 2013 represent an all-time record for MidWestOne. In this low interest rate environment we believe our full-year return on average tangible equity of 11.43% represents a good return for our shareholders.”
Results of Operations
Net interest income for the fourth quarter of 2013 increased $0.1 million, or 1.1%, from $13.2 million for the fourth quarter of 2012, to $13.3 million. Despite increases in loan balances, loan interest income decreased $0.5 million, or 3.9%, to $12.2 million for the fourth quarter of 2013, compared to $12.7 million for the same period of 2012, due to the generally low interest rate environment and increased market competition for quality borrowers. Income from investment securities decreased to $3.7 million for the fourth quarter of 2013 compared to $3.9 million for the fourth quarter of 2012, due mainly to a decrease of $39.6 million in the average balance of investment securities between the two comparable periods. Income from loan pool participations was $0.1 million for the fourth quarter of 2013, a decrease of $0.1 million compared to the same period a year ago, on a much lower level of investment in 2013, as the Company continues to exit this line of business as balances pay down. Loan pool participation income is accounted for on a cash basis when actual payments are received, which can cause income related to this item to vary widely from quarter to quarter. Interest expense decreased $1.0 million, or 27.7%, to $2.7 million for the fourth quarter of 2013, compared to $3.7 million for the same period of 2012, primarily due to lower expense on deposit accounts resulting from lower interest rates.

Net interest income for the year ended December 31, 2013 increased $0.6 million to $54.0 million compared with the full year ended December 31, 2012. Income from loan pool participations increased $0.1 million, or 3.4%, to $2.0 million, while loan interest income decreased $2.5 million, or 4.9%, to $48.8 million for the year ended December 31, 2013. Interest expense decreased $3.8 million, or 23.9%, to $12.1 million for the year ended December 31, 2013, compared with $15.9 million for the same period a year ago.
The net interest margin for the fourth quarter of 2013, calculated on a fully tax-equivalent basis, was 3.41%, or 10 basis points higher than the 3.31% net interest margin for the fourth quarter of 2012. Lower rates paid on interest-bearing liabilities more than offset the lower yields being received on interest-earning assets. The Company posted a net interest margin of 3.46% for the year ended December 31, 2013, unchanged from the prior year.
“Our ability to hold our net interest margin relatively stable from year to year was a big factor in our ability to achieve record earnings. The loan growth we experienced during 2013 was key to this success as was our ability to control our cost of funds,” stated Mr. Funk. “We believe growing core deposits as well as commercial and agricultural loans will be important to our ongoing success in 2014.”
The provision for loan losses for the fourth quarter of 2013 was $0.3 million, a decrease of $0.4 million from $0.7 million in the fourth quarter of 2012, reflecting management’s belief that the regional economy has generally stabilized and is showing signs of renewed growth. The full-year 2013 provision for loan losses was $1.4 million, compared with $2.4 million for the full-year 2012, a decrease of $1.0 million, or 43.3%. The decreased provision reflects the effects of a significant loan recovery during the first quarter of 2013.
Noninterest income for the fourth quarter of 2013 decreased to $3.2 million, down $0.9 million, or 21.3%, from $4.1 million in the fourth quarter of 2012, primarily a result of a decrease in mortgage origination and loan servicing fees of $0.7 million, or 65.7%, to $0.4 million for the fourth quarter of 2013, compared to $1.1 million for the same quarter of 2012. The decrease was mainly due to a lower level of the origination of loans sold on the secondary market, as refinancing activity slowed. Service charges and fees of deposit accounts declined from $0.8 million for the fourth quarter of 2012 to $0.7 million for the fourth quarter of 2013, a decrease of $0.1 million, or 9.6%, mainly due to lower NSF check fees. These decreases were partially offset by an increase in trust, investment, and insurance fees of $0.1 million, or 3.9%, to $1.3 million during the fourth quarter of 2013, compared with $1.2 million in the fourth quarter of 2012, primarily as a result of increased trust department and investment center fee income.
For the year ended December 31, 2013, noninterest income declined to $14.7 million, a decrease of $5.0 million, or 25.4%, from $19.7 million during the same period of 2012. The primary reason for this decrease was a one-time gain on the sale of the Home Mortgage Center location recognized in 2012. Net gains on the sale of available for sale securities for the year ended December 31, 2013 decreased $0.7 million to $0.1 million, from $0.8 million for the same period of 2012. Mortgage origination and loan servicing fees declined to $3.2 million from $3.6 million in the year ended December 31, 2012, mainly due to a lower level of origination of loans sold on the secondary market, as refinancing activity slowed. These decreases were partially offset by an increase in trust, investment, and insurance fees to $5.3 million for the year ended December 31, 2013, an improvement of $0.3 million, or 7.0%, from $5.0 million for the same period of 2012. This increase was primarily attributable to increased trust department and investment center fee income.
“We are extremely pleased with the growth in wealth management fees, especially trust fees and investment management fees,” continued Mr. Funk. “A focus for our company in 2014 will be to increase our market share in residential real estate lending.  We believe the refinance mania is in the rear view mirror and increasing our purchase lending is a high priority company-wide.”
Fourth quarter 2013 noninterest expense was $10.2 million, a decrease of $0.7 million, or 5.9%, from $10.9 million for the fourth quarter of 2012. With the exception of a small increase in net occupancy and equipment expense, all other noninterest expense categories experienced a decline for the fourth quarter of 2013, compared with the fourth quarter of 2012. Noninterest expense decreased to $42.1 million for the year ended December 31, 2013, from $49.0 million for the year ended December 31, 2012, mainly due to the one-time expense related to the termination and liquidation of the Company's defined benefit pension plan in 2012. With the exception of a small increase in net occupancy and equipment expense, all other noninterest expense categories experienced a decline for the year ended December 31, 2013, compared with the same period of 2012.
Income tax expense was $1.6 million for the fourth quarter of 2013 compared with $1.4 million for the same period in 2012, and was $6.6 million for the year ended December 31, 2013 compared to $5.2 million for the same period in 2012. The expense variation for both the three-month and annual periods was primarily due to changes in the levels of taxable income and, for the annual period, the realization of a tax benefit in the second quarter of 2012 due to the partial release of a valuation allowance on capital losses.

Balance Sheet and Asset Quality
Total assets declined to $1.76 billion at December 31, 2013 from $1.79 billion at December 31, 2012, resulting primarily from decreased investment in securities and a decrease in cash and cash equivalents, partially offset by an increase in loans. Deposit balances, Federal Home Loan Bank (“FHLB”) borrowings, and repurchase agreements all decreased, while Federal Funds purchased increased. Total deposits at December 31, 2013, declined to $1.37 billion, a decrease of $24.8 million, or 1.8%, from December 31, 2012, and FHLB borrowings declined $13.2 million, or 11.0%, to $106.9 million. Repurchase agreements decreased $7.6 million to $61.2 million at December 31, 2013, from $68.8 million at December 31, 2012. Deposit reduction was primarily concentrated in certificate of deposit accounts, due to the low interest rates being paid on time deposits and depositors choosing other savings and investing alternatives aside from the Company’s deposit account products.
Total bank loans (excluding loan pool participations and loans held for sale) increased $53.1 million to $1.09 billion at December 31, 2013, compared to $1.04 billion as of December 31, 2012. Increases were primarily in commercial and industrial loans, one- to four- family first lien, and agricultural loans. These increases were partially offset by decreases in construction and development, other commercial real estate loans, and one- to four- family junior liens. As of December 31, 2013, the largest category of bank loans was commercial real estate, comprising 40% of the portfolio, of which 8% was farmland, 7% was construction and development, and 5% was multifamily residential mortgages. Residential real estate loans was the next largest category at 25%, followed by commercial and industrial loans at 24%, agricultural loans at 9%, and consumer loans at 2%.
Nonperforming bank loans increased from $10.7 million, or 1.03% of total bank loans, at December 31, 2012, to $13.6 million, or 1.25% of total bank loans, at December 31, 2013. At December 31, 2013, nonperforming loans consisted of $3.2 million in nonaccrual loans, $9.2 million in troubled debt restructures (“TDRs”) and $1.3 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $2.9 million, TDRs of $7.1 million, and loans past due 90 days or more and still accruing of $0.6 million at December 31, 2012. The increase in overall nonperforming loans was primarily due to the addition of eleven new borrowers to TDR loan status (five commercial, one commercial real estate, four residential real estate first liens and one residential real estate junior lien). The increase in loans 90 days past due and still accruing interest was due to one commercial loan totaling $0.2 million and four real estate loans totaling $0.3 million, while nonaccrual loans increased slightly. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $4.9 million at December 31, 2013, compared with $6.1 million at December 31, 2012. At December 31, 2013, other real estate owned (not included in nonperforming loans) was $1.8 million, down from $3.3 million at December 31, 2012. During 2013 the Company added eight properties to other real estate owned, while at the same time selling nine properties, excluding lot sales from existing development properties. As of December 31, 2013, the allowance for bank loan losses was $16.2 million, or 1.49% of total bank loans, compared with $16.0 million, or 1.54% of total bank loans, at December 31, 2012. The allowance for loan losses represented 118.54% of nonperforming bank loans at December 31, 2013, compared with 149.77% of nonperforming bank loans at December 31, 2012. The Company had net bank loan charge-offs of $1.1 million in full-year 2013, or an annualized 0.10% of average bank loans outstanding, compared to net charge-offs of $2.1 million, or an annualized 0.21% of average bank loans outstanding, for the same period of 2012.
Loan pool participations (participation interests in performing, subperforming and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $27.7 million at December 31, 2013, down from $37.8 million at December 31, 2012. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 1.78% for the fourth quarter of 2013, down from 2.41% for the fourth quarter of 2012. Yields were 6.27% and 4.44% for full-year 2013 and 2012, respectively. The net yield was lower in the fourth quarter of 2013 compared to the same period of 2012 due to fewer gains realized from loan payoffs in the portfolio at a value greater than their net book value. The net yield was higher in full-year 2013 due to the payoff of several loans in the portfolio at a value greater than their net book value prior to the fourth quarter. Including loan pool participations, the loan to deposit ratio was 81.2% as of December 31, 2013, compared with 76.7% as of December 31, 2012.
Investment securities totaled $531.2 million at December 31, 2013, or 30.3% of total assets, down from $590.2 million, or 32.9% of total assets, as of December 31, 2012. A total of $498.6 million of the investment securities were classified as available for sale at December 31, 2013. As of December 31, 2013, the portfolio consisted mainly of U.S. government agencies (8.5%), mortgage-backed securities and collateralized mortgage obligations (41.0%), and obligations of states and political subdivisions (43.4%).

Capital Adequacy
Total shareholders’ equity was $178.0 million as of December 31, 2013, compared to $173.9 million as of December 31, 2012, an increase of $4.1 million, or 2.3%. This increase was primarily attributable to net income of $18.6 million for 2013, partially offset by a $10.0 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, the payment of $4.3 million in cash common stock dividends, and a $0.4 million increase in treasury stock due to repurchases. The total shareholders’ equity to total assets ratio was 10.14% at December 31, 2013, up from 9.70% at December 31, 2012. The tangible equity to tangible assets ratio was 9.69% at December 31, 2013, compared with 9.22% at December 31, 2012. Tangible book value per share was $19.95 at December 31, 2013, an increase from $19.39 per share at December 31, 2012.
“We continue to believe our balance sheet is strong, with ample regulatory and tangible common equity.  While our non-performing assets increased slightly during the quarter, they remain at very respectable levels when compared to our peers,” concluded Mr. Funk. “The dividend increase we announced on January 22, 2014, was a signal to our shareholders that we remain confident in our future.”
Prior Period Accounting Correction
As previously disclosed, during the quarter ended June 30, 2013, the Company identified an immaterial error in its accounting for other-than-temporary impairment on its portfolio of collateralized debt obligations. This error related to the identification of credit-related impairments subsequent to the Company's adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” as of April 1, 2009.
As a result, the Company has adjusted prior period amounts to correct this immaterial error. In addition to certain adjustments made to periods prior to 2012, retained earnings and accumulated other comprehensive income on the Company’s consolidated balance sheets as of December 31, 2012 were decreased and increased, respectively, by $2,870,000. Of these amounts, $2,323,000 related to the after-tax effect of credit impairments that should have been recognized in the year ended December 31, 2009. A downward adjustment of $5,000 and $217,000 to net income on the consolidated statements of operations for the three months and year ended December 31, 2012, respectively, was also necessary as a result of this correction.
Quarterly Cash Dividend Declared
On January 21, 2014, the Company’s board of directors declared a first quarter cash dividend of $0.145 per common share, which is a 16% increase from the dividend paid each of the previous four quarters. The dividend is payable March 17, 2014 to shareholders of record at the close of business on March 1, 2014. At this quarterly rate, the indicated annual cash dividend is equal to $0.58 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, January 24, 2014. To participate, dial 888-317-6016 at least fifteen minutes before the call’s start time. If you are unable to participate on the call, a replay will be available until February 17, 2014 on the Company’s web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,”

“estimate,” “forecast,” “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules approved by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including net interest margin, the Tier 1 capital to average assets ratio, the tangible equity to tangible assets ratio, return on average equity and various performance metrics excluding one-time events. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2013	2013	2013	2013	2012
Tangible Equity
Total shareholders’ equity	$178,016	$175,534	$172,283	$176,865	$173,932
Less: Intangible assets, net	(8,806)	(8,971)	(9,137)	(9,303)	(9,469)
Tangible equity	$169,210	$166,563	$163,146	$167,562	$164,463
Tangible Assets
Total assets	$1,755,218	$1,738,525	$1,741,884	$1,785,645	$1,792,819
Less: Intangible assets, net	(8,806)	(8,971)	(9,137)	(9,303)	(9,469)
Tangible assets	$1,746,412	$1,729,554	$1,732,747	$1,776,342	$1,783,350
Common shares outstanding	8,481,799	8,470,058	8,466,471	8,498,484	8,480,488
Tangible Book Value Per Share	$19.95	$19.66	$19.27	$19.72	$19.39
Tangible Equity/Tangible Assets	9.69%	9.63%	9.42%	9.43%	9.22%
Tier 1 Capital
Total shareholders’ equity	$178,016	$175,534	$172,283	$176,865	$173,932
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464	15,464
Net unrealized gains on securities available for sale	(1,083)	(2,240)	(2,874)	(10,119)	(11,050)
Less: Disallowed intangibles	(9,036)	(9,203)	(9,317)	(9,471)	(9,617)
Tier 1 Capital	$183,361	$179,555	$175,556	$172,739	$168,729
Average Assets
Quarterly average assets	$1,746,313	$1,725,930	$1,763,211	$1,764,354	$1,757,910
Less: Disallowed intangibles	(9,036)	(9,203)	(9,317)	(9,471)	(9,617)
Average Assets	$1,737,277	$1,716,727	$1,753,894	$1,754,883	$1,748,293
Tier 1 Capital/Average Assets	10.55%	10.46%	10.01%	9.84%	9.65%

	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands)	2013	2013	2012	2012
Net Income	$4,422	$18,607	$4,352	$16,534
Plus: Intangible amortization, net of tax(1)	107	431	128	513
Adjusted net income	$4,529	$19,038	$4,480	$17,047
Plus: Loss on termination of pension	—	—	—	6,088
Less: Gain on sale of Home Mortgage Center	—	—	—	(4,047)
Net tax effect on above items(2)	—	—	—	(755)
Adjusted net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,529	$19,038	$4,480	$18,333
Average Tangible Equity
Average total shareholders’ equity	$177,716	$175,666	$172,616	$165,429
Less: Average intangible assets, net	(8,871)	(9,073)	(9,546)	(9,785)
Average tangible equity	$168,845	$166,593	$163,070	$155,644
Return on Average Tangible Equity (annualized)	10.64%	11.43%	10.93%	10.95%
Return on Average Tangible Equity, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center (annualized)	10.64%	11.43%	10.93%	11.78%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34% for 2012, and 35% for 2013
(2) Computed assuming a combined state and federal tax rate of 37%
December 31, 2012 values differ due to previously disclosed prior period accounting correction.

	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands, except earnings per share)	2013	2013	2012	2012
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,297	$53,962	$13,157	$53,350
Plus tax equivalent adjustment:(1)
Loans	258	963	212	827
Securities	699	2,795	597	2,304
Tax equivalent net interest income (1)	$14,254	$57,720	$13,966	$56,481
Average interest earning assets	$1,658,717	$1,667,251	$1,677,356	$1,630,835
Net Interest Margin	3.41%	3.46%	3.31%	3.46%
Net Income	$4,422	$18,607	$4,352	$16,534
Plus: Loss on termination of pension	—	—	—	6,088
Less: Gain on sale of Home Mortgage Center	—	—	—	(4,047)
Net tax effect of above items(2)	—	—	—	(755)
Net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,422	$18,607	$4,352	$17,820
Return on Average Assets (annualized)	1.00%	1.06%	0.98%	0.96%
Return on Average Assets, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center (annualized)	1.00%	1.06%	0.98%	1.03%
Return on Average Equity (annualized)	9.87%	10.59%	10.03%	9.99%
Return on Average Equity, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center (annualized)	9.87%	10.59%	10.03%	10.77%
Earnings Per Common Share-Diluted	$0.52	$2.18	$0.51	$1.94
Earnings Per Common Share-Diluted, Exclusive of Loss on Termination of Pension and Gain on Sale of Home Mortgage Center	0.52	2.18	0.51	2.10
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34% for 2012, and 35% for 2013
(2) Computed assuming a combined state and federal tax rate of 37%
December 31, 2012 values differ due to previously disclosed prior period accounting correction.

	For the Three Months Ended December 31,	For the Year Ended December 31,	For the Three Months Ended December 31,	For the Year Ended December 31,
(dollars in thousands)	2013	2013	2012	2012
Operating Expense
Total noninterest expense	10,225	42,087	10,864	48,960
Less: Amortization of intangibles	(165)	(663)	(194)	(778)
Operating expense	$10,060	$41,424	$10,670	$48,182
Less: Loss on termination of pension	—	—	—	(6,088)
Operating expense, exclusive of loss on termination of pension	$10,060	$41,424	$10,670	$42,094
Operating Revenue
Tax equivalent net interest income (1)	$14,254	$57,720	$13,966	$56,481
Plus: Noninterest income	3,234	14,728	4,111	19,737
Impairment losses on investment securities	—	—	8	345
Less: (Gain) loss on sale or call of available for sale securities	19	(65)	(64)	(805)
(Gain) loss on sale of premises and equipment	(1)	3	17	(4,188)
Operating revenue	$17,506	$72,386	$18,038	$71,570
Efficiency Ratio	57.47%	57.23%	59.15%	67.32%
Efficiency Ratio, Exclusive of Loss on Termination of Pension	57.47%	57.23%	59.15%	58.82%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34% for 2012, and 35% for 2013
December 31, 2012 values differ due to previously disclosed prior period accounting correction.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2013	As of December 31, 2012
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$24,516	$30,197
Interest-bearing deposits in banks	374	16,242
Federal funds sold	—	752
Cash and cash equivalents	24,890	47,191
Investment securities:
Available for sale	498,561	557,541
Held to maturity (fair value of $30,191 as of December 31, 2013 and $32,920 as of December 31, 2012)	32,625	32,669
Loans held for sale	357	1,195
Loans	1,088,412	1,035,284
Allowance for loan losses	(16,179)	(15,957)
Net loans	1,072,233	1,019,327
Loan pool participations, net	25,533	35,650
Premises and equipment, net	27,682	25,609
Accrued interest receivable	10,409	10,292
Intangible assets, net	8,806	9,469
Bank-owned life insurance	29,598	28,676
Other real estate owned	1,770	3,278
Assets held for sale	—	764
Deferred income taxes	8,194	776
Other assets	14,560	20,382
Total assets	$1,755,218	$1,792,819
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$222,359	$190,491
Interest-bearing checking	592,673	582,283
Savings	94,559	91,603
Certificates of deposit under $100,000	256,283	312,489
Certificates of deposit $100,000 and over	209,068	222,867
Total deposits	1,374,942	1,399,733
Federal funds purchased	5,482	—
Securities sold under agreements to repurchase	61,183	68,823
Federal Home Loan Bank borrowings	106,900	120,120
Deferred compensation liability	3,469	3,555
Long-term debt	15,464	15,464
Accrued interest payable	765	1,475
Other liabilities	8,997	9,717
Total liabilities	1,577,202	1,618,887
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at December 31, 2013 and December 31, 2012	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at December 31, 2013 and December 31, 2012; issued 8,690,398 shares at December 31, 2013 and December 31, 2012; outstanding 8,481,799 shares at December 31, 2013 and 8,480,488 shares at December 31, 2012	8,690	8,690
Additional paid-in capital	80,506	80,383
Treasury stock at cost, 208,599 shares as of December 31, 2013 and 209,910 shares at December 31, 2012	(3,702)	(3,316)
Retained earnings	91,473	77,125
Accumulated other comprehensive income	1,049	11,050
Total shareholders' equity	178,016	173,932
Total liabilities and shareholders' equity	$1,755,218	$1,792,819
December 31, 2012 values differ due to previously disclosed prior period accounting correction.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$12,222	$12,716	$48,828	$51,355
Interest and discount on loan pool participations	130	237	2,046	1,978
Interest on bank deposits	8	25	16	54
Interest on federal funds sold	1	—	1	1
Interest on investment securities:
Taxable securities	2,334	2,612	9,905	10,836
Tax-exempt securities	1,325	1,334	5,298	5,078
Total interest income	16,020	16,924	66,094	69,302
Interest expense:
Interest on deposits:
Interest-bearing checking	547	726	2,362	3,007
Savings	35	38	140	143
Certificates of deposit under $100,000	892	1,366	4,239	5,885
Certificates of deposit $100,000 and over	519	687	2,214	2,929
Total interest expense on deposits	1,993	2,817	8,955	11,964
Interest on federal funds purchased	1	1	38	12
Interest on securities sold under agreements to repurchase	32	47	128	192
Interest on Federal Home Loan Bank borrowings	618	741	2,686	3,094
Interest on notes payable	7	8	29	34
Interest on long-term debt	72	153	296	656
Total interest expense	2,723	3,767	12,132	15,952
Net interest income	13,297	13,157	53,962	53,350
Provision for loan losses	300	650	1,350	2,379
Net interest income after provision for loan losses	12,997	12,507	52,612	50,971
Noninterest income:
Trust, investment, and insurance fees	1,276	1,228	5,345	4,995
Service charges and fees on deposit accounts	744	823	2,980	3,247
Mortgage origination and loan servicing fees	365	1,064	3,209	3,578
Other service charges, commissions and fees	636	680	2,210	2,316
Bank-owned life insurance income	231	277	922	953
Impairment losses on investment securities	—	(8)	—	(345)
Gain (loss) on sale or call of available for sale securities (Includes $65 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the year ended December 31, 2013)	(19)	64	65	805
Gain (loss) on sale of premises and equipment	1	(17)	(3)	4,188
Total noninterest income	3,234	4,111	14,728	19,737
Noninterest expense:
Salaries and employee benefits	6,031	6,517	24,596	30,684
Net occupancy and equipment expense	1,550	1,505	6,356	6,246
Professional fees	606	621	2,622	2,758
Data processing expense	360	421	1,452	1,679
FDIC insurance expense	221	295	1,066	1,224
Amortization of intangible assets	165	194	663	778
Other operating expense	1,292	1,311	5,332	5,591
Total noninterest expense	10,225	10,864	42,087	48,960
Income before income tax expense	6,006	5,754	25,253	21,748
Income tax expense (Includes $25 income tax expense reclassified from accumulated other comprehensive income for the year ended December 31, 2013)	1,584	1,402	6,646	5,214
Net income	$4,422	$4,352	$18,607	$16,534
December 31, 2012 values differ due to previously disclosed prior period accounting correction.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Years Ended December 31, 2013	As of and for the Nine Months Ended September 30, 2013	As of and for the Six Months Ended June 30, 2013	As of and for the Three Months Ended March 31, 2013	As of and for the Year Ended December 31, 2012
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$20.99	$20.72	$20.35	$20.81	$20.51
Tangible book value per share	19.95	19.66	19.27	19.72	19.39
Financial Ratios:
Tangible equity/tangible assets	9.69%	9.63%	9.42%	9.43%	9.22%
Total shareholders’ equity/total assets	10.14%	10.10%	9.89%	9.90%	9.70%
Tier 1 capital/average assets	10.55%	10.46%	10.01%	9.84%	9.65%
Total bank loans/total deposits	79.16%	81.48%	79.39%	75.84%	73.96%
Total loans + loan pool participations/total deposits	81.17%	83.76%	81.77%	78.35%	76.66%
Asset Quality
Gross bank loans	$1,088,412	$1,076,837	$1,061,401	$1,041,783	$1,035,284
Allowance for bank loan losses	16,179	16,505	16,578	16,260	15,957
Net charge-offs (recoveries)	1,128	502	179	(103)	2,098
Bank loans past due 30 - 89 days	4,901	5,244	6,373	6,465	6,141
Other real estate owned	1,770	1,917	2,774	3,025	3,278
Non-performing bank loans
Non-accrual loans	$3,240	$3,041	$2,434	$2,385	$2,938
Restructured loans	9,151	7,814	7,861	7,708	7,144
Loans 90+ days past due and still accruing interest	1,257	908	901	667	572
Total non-performing bank loans	13,648	11,763	11,196	10,760	10,654

Gross loan pool participations	$27,667	$30,205	$31,851	$34,513	$37,784
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs (recoveries)/average bank loans - annualized	0.10%	0.06%	0.03%	(0.04)%	0.21%
Nonperforming bank loans/total bank loans	1.25%	1.09%	1.05%	1.03%	1.03%
Nonperforming bank loans + other real estate/total assets	0.88%	0.79%	0.80%	0.77%	0.78%
Allowance for bank loan losses/total bank loans	1.49%	1.53%	1.56%	1.56%	1.54%
Allowance for loan pool participation losses/total loan pool participations	7.71%	7.07%	6.70%	6.18%	5.65%
Allowance for bank loan losses/nonperforming bank loans	118.54%	140.31%	148.07%	151.12%	149.77%

	As of and for the Three Months Ended December 31,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2013	2012	2013	2012
Per share data:
Ending number of shares outstanding	8,481,799	8,480,488	8,481,799	8,480,488
Average number of shares outstanding	8,474,865	8,486,809	8,477,904	8,485,008
Diluted average number of shares	8,525,225	8,531,197	8,525,119	8,527,544
Earnings per common share - basic	$0.52	$0.51	$2.19	$1.95
Earnings per common share - diluted	0.52	0.51	2.18	1.94
Dividends paid per common share	0.125	0.095	0.50	0.36
Performance Ratios:
Return on average assets	1.00%	0.98%	1.06%	0.96%
Return on average shareholders’ equity	9.87%	10.03%	10.59%	9.99%
Return on average tangible equity	10.64%	10.93%	11.43%	10.95%
Net interest margin	3.41%	3.31%	3.46%	3.46%
Efficiency ratio*	57.47%	59.15%	57.23%	67.32%
Average Balances:
Total bank loans	$1,080,590	$1,024,124	$1,059,356	$1,001,259
Total loan pool participations	29,006	39,161	32,647	44,507
Interest-earning assets	1,658,714	1,677,356	1,667,251	1,630,835
Total assets	1,749,706	1,770,075	1,756,344	1,721,792
Interest-bearing deposits	1,150,428	1,193,288	1,155,294	1,164,635
Interest-bearing liabilities	1,341,256	1,397,496	1,363,467	1,370,232
Total equity	177,716	172,616	175,666	165,429

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.

December 31, 2012 values differ due to previously disclosed prior period accounting correction.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
Adjusted for Loss on Termination of Pension and Gain on Sale of Home Mortgage Center

Year Ended
December 31, 2012

Return on average assets (annualized)	1.03%
Return on average equity (annualized)	10.77%
Return on average tangible common equity (annualized)	11.78%
Efficiency ratio	58.82%
Earnings per common share-diluted	$2.10
December 31, 2012 values may differ from previously reported amounts due to prior period accounting correction.